                                                                      EXHIBIT 12


                CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                     Six Months
                                                                       Ended
                                                                      June 30,
                                                                      --------
                                                                     1998  1997
                                                                     ----  ----
Net Income.......................................................    $195  $202
Add:
  Interest.......................................................     104    79
  Amortization of capitalized debt expense.......................       1     1
  Portion of rentals representative of interest factor...........       5     5
  Income tax expense and other taxes on income...................      89    95
  Fixed charges of unconsolidated subsidiaries...................       2     1
                                                                     ----  ----
    Earnings as defined..........................................    $396  $383
                                                                     ====  ====

Interest.........................................................    $104  $ 79
Amortization of capitalized debt expense.........................       1     1
Portion of rentals representative of interest factor.............       5     5
Fixed charges of unconsolidated subsidiaries.....................       2     1
                                                                     ----  ----
    Fixed charges as defined.....................................    $112  $ 86
                                                                     ====  ====

Preferred Dividends:
  Amount declared................................................    $  3  $  3
  Gross-up to pre-tax based on effective rates of 31% and
   32%, respectively.............................................    $  4  $  4
Ratio of earnings to fixed charges and preferred dividends.......    3.41x 4.26x

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